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EXHIBIT 11.1

                           VARI-LITE INTERNATIONAL, INC.
                       COMPUTATION OF INCOME PER COMMON SHARE
                 FOR THE THREE MONTHS ENDED JUNE 30, 1997 AND 1998
                          (In thousands except share data)

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
                                                                            1997             1998
                                                                            ----             ----

Net income. . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $1,210           $   0

Weighted average shares outstanding . . . . . . . . . . . . . . . .     5,785,039       7,800,003

Dilutive effect of stock warrants after application of treasury stock
  method. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        19,473               0

Shares used in calculating diluted income per share . . . . . . . .     5,804,512       7,800,003

Basic net income per share. . . . . . . . . . . . . . . . . . . . .         $0.21           $0.00

Diluted net income per share. . . . . . . . . . . . . . . . . . . .         $0.21           $0.00

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